Exhibit 10.4

AMENDED AND RESTATED CREDIT AGREEMENT

This Amended and Restated Credit Agreement (this “Agreement”) is made effective as of November 10, 2025 (the “Effective Date”), between Falcons Beyond Global, LLC, a Delaware limited liability company (“Borrower”), and Infinite Acquisitions Partners LLC, a Delaware limited liability company (“Lender”), to reduce the capacity of the revolving line of credit loan in the amount of Fifteen Million US Dollars ($15,000,000.00) to Five Million, Five Hundred Thousand US Dollars ($5,500,000).

Recitals

WHEREAS, Katmandu Collections, LLLP, as predecessor in interest to Lender, and Borrower previously entered into that certain Credit Agreement, dated December 30, 2021 (the “Prior Agreement”); as amended and restated on September 30 2024 and

WHEREAS, Borrower and Lender desire to amend and restate the Prior Agreement in its entirety and to accept the rights created pursuant to this Agreement in lieu of the rights granted to them under the Prior Agreement, and

WHEREAS, Lender is concurrently entering into a Revolving Credit Agreement with Falcon’s Attraction Services, LLC, A Florida limited liability company to provide a revolving credit loan in the amount of Fifteen Million US Dollars ($15,000,000) and

NOW, THEREFORE, in consideration of the mutual promises herein contained, and other good and valuable consideration, the receipt and adequacy of which is acknowledged, Borrower and Lender each hereby agree that the Prior Agreement is hereby amended and restated in its entirety by this Agreement, and all parties hereto hereby further agree as follows:

Agreement

1.
Revolving Line of Credit. This Agreement evidences a revolving line of credit. Proceeds may be disbursed by Lender to Borrower under this Agreement, repaid by Borrower and reborrowed by Borrower under this Agreement until the Maturity Date, but the maximum total principal amount outstanding under this Agreement at any one time shall never exceed FIVE MILLION FIVE HUNDRED THOUSAND AND NO/100 US DOLLARS ($5,500,000.00). As of the date hereof, the total principal amount outstanding under this Agreement is FIVE MILLION, TWENTY FOUR THOUSAND, ONE HUNDRED AND FORTY FIVE AND 98/100 US DOLLARS ($5,024,145.98). Amounts outstanding hereunder shall be reflected on Schedule A hereto, as the same may be updated from time to time.

2.
Procedures for Revolving Credit Borrowing. The Borrower may borrow subject to the Promissory Note on any business day until the Maturity Date; provided that, the Borrower shall deliver to the Lender an irrevocable borrowing notice signed by each of Jo Merrill, in her capacity as Chief Financial Officer of Falcon’s Beyond Global, Inc. (“FBG”) and Cecil Magpuri, in his capacity as Chief Executive Officer of FBG (“Borrowing Notice”) (which Borrowing Notice must be received by the Lender at least ten (10) Business Days before the requested Borrowing Date).

3.
Interest. All amounts borrowed hereunder from and after the date hereof shall bear simple interest at the rate equal to the three-month Secured Overnight Financing Rate (SOFR) on the first day of the applicable quarter (January 1, April 1, July 1, and October 1) plus 2.75% per year. Interest shall be calculated daily based on a 365-day year.

4.
Payments. Payments of all accrued interest on all outstanding principal amounts are due quarterly in cash on March 31, June 30, September 30, and December 31. Whenever any payment to made hereunder shall be stated to be due on a day other than a business day, such payment shall be made on the next succeeding business day and such extension of time shall be included in computing interest, if any, due in connection with such payment.

5.
Maturity Date. This is a ten (10) year agreement maturing on September 30, 2034 (the “Maturity Date”). Outstanding principal and interest is payable in full on the Maturity Date.

6.
Event of Default. In the event Borrower fails to make any payment due in accordance with the terms of this Agreement, interest shall accrue at a rate up to the maximum rate allowable by law, until such event of default is cured.

7.
Allocation of Payments. Payments shall first be credited to interest due, and any remainder will be credited to principal.

8.
Prepayment. Borrower may, at its option, prepay any amounts due under this Agreement in whole or in part without penalty or premium.

9.
Attorney's Fees and Costs. Borrower shall pay all reasonable costs incurred by Lender in collecting sums due under this Agreement after a default, including reasonable attorney's fees. If Lender or Borrower sues to enforce this Agreement or obtain a declaration of its rights hereunder, the prevailing party in any such proceeding shall be entitled to recover its reasonable attorney's fees and costs incurred in the proceeding (including those incurred in any bankruptcy proceeding or appeal) from the nonprevailing party.

10.
Non-Waiver. No failure or delay by Lender in exercising Lender's rights under this Agreement shall be considered a waiver of such rights.

11.
Severability. In the event that any provision herein is determined to be void or unenforceable for any reason, such determination shall not affect the validity or enforceability of any other provision, all of which shall remain in full force and effect.

12.
Integration. There are no verbal or other agreements which modify or affect the terms of this Agreement. This Agreement may not be modified or amended except by written agreement signed by Borrower and Lender.

13.
Conflicting Terms. The terms of this Agreement shall control over any conflicting terms in any referenced agreement or document.

14.
Notice. Any notices required or permitted to be given hereunder shall be given in writing and shall be delivered (a) in person, (b) by certified mail, postage prepaid, return receipt requested, (c) by email, or (d) by a commercial overnight courier that guarantees next day delivery and provides a receipt, and such notices shall be made to the parties.

15.
Execution. The Borrower executes this Agreement as a principal and not as surety.

16.
Governing Law. This Agreement shall be governed under the laws in the State of Florida.

(See Signature Block on Next Page)

IN WITNESS WHEREOF, the parties hereto have signed this Amended and Restated Credit Agreement effective as of the Effective Date.

BORROWER:

FALCONS BEYOND GLOBAL, LLC

/s/ Cecil D. Magpuri

Name: Cecil D. Magpuri

Title: Chief Executive Officer

LENDER:

INFINITE ACQUISITIONS PARTNERS LLC

/s/ Lucas Demerau

Name: Lucas Demerau Title: President

SCHEDULE A

[Omitted]